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                                                                 Exhibit 99 (b)

                         TXU Transition Bond Company LLC
                 Statement of Collection Account Balances as of
                                December 31, 2004


The balances in the sub-accounts on deposit with the trustee as of December 31, 2004 were:

                                        Series 2003-1          Series 2004-1
                                        -------------          -------------

General Sub-Account                    $26,718,305.44          $14,836,148.43
Capital Sub-Account                    $ 1,363,532.74          $ 1,419,315.98
Overcollateralization Account          $         0.00          $         0.00



REP Deposit Account*        $1,591,884.16


* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP's deposit attributable to each series of bonds.